Exhibit 4.1

FOURTH AMENDMENT TO RIGHTS AGREEMENT

THIS FOURTH AMENDMENT, dated as of March 26, 2010 (this “Fourth Amendment”), to the Rights Agreement dated as of July 10, 2006, as amended (the “Rights Agreement”), is made by and between Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.), a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, with respect to the Share Acquisition Date that occurred on February 2, 2010 as a result of the Company’s public announcement of the Esch-Krassner Acquiring Event, the Company previously entered into a Third Amendment to Rights Agreement to delay the relevant Distribution Date under the Rights Agreement to April 3, 2010; and

WHEREAS, the Company is now further amending the Rights Agreement to delay the relevant Distribution Date to May 3, 2010, and has instructed the Rights Agent to enter into this Fourth Amendment, and an officer of the Company has certified that this Fourth Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Fourth Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1.  Amendment of Section 1(h).  Section 1(h) of the Rights Agreement is hereby amended by deleting Section 1(h) in its entirety and replacing it with the following:

“(h)  “DISTRIBUTION DATE” means the earlier of: (i) the Close of Business on the tenth calendar day following the Share Acquisition Date; provided, however, that with respect to the Share Acquisition Date that occurred on February 2, 2010 as a result of the Company’s public announcement on such date that Dieter Esch, Lorex Investments AG, Brad Krassner and Krassner Family Investments Limited Partnership are Acquiring Persons (the “Esch-Krassner Acquiring Event”), such date shall be the Close of Business on May 3, 2010, or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be determined by the Board of Directors of the Company in its sole discretion) after the commencement of a tender or exchange offer by any Person (other than the Company, any Related Person or any Exempt Person), if upon the consummation thereof such Person would be the Beneficial Owner of 5% or more of the then-outstanding Common Shares.”

2.  Effectiveness.  This Fourth Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3.  Miscellaneous.  This Fourth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Fourth Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Fourth Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Fourth Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

[Signature Page to Follow]

[Signature Page to Fourth Amendment to Rights Agreement]

IN WITNESS WHEREOF, this Fourth Amendment is effective as of the day and year first referenced above.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Fourth Amendment is in compliance with the terms of Section 27 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this Fourth Amendment.